Exhibit 99.2
SALES AGENCY AGREEMENT
June 4, 2019
RAYMOND JAMES & ASSOCIATES, INC.
880 Carillon Parkway
St. Petersburg, Florida 33716

Dear Sir or Madam:

This agreement (this “Agreement”) sets forth the terms and conditions upon which The Biotest Divestiture Trust (the “Selling Stockholder”) has engaged Raymond James & Associates, Inc. (the “Sales Agent”) to serve as the Selling Stockholder’s exclusive agent with respect to the placement of up to 5,813,954 shares (the “Shares”) of common stock, $0.0001 par value per share, of ADMA Biologics, Inc. (the “Company”) currently held by the Selling Stockholder.
The Selling Stockholder and the Sales Agent agree as follows:
1.      Agreement to Act as Sales Agent. On the basis of the representations, warranties, covenants and agreements herein contained, but subject to the terms and conditions herein set forth, the Selling Stockholder agrees to sell through the Sales Agent, as exclusive Sales Agent, and the Sales Agent agrees to sell, as Sales Agent for the Selling Stockholder, on a reasonable efforts basis, up to 5,813,954 shares of common stock (the “Maximum Amount”) on the terms set forth herein. The execution of this Agreement by the parties hereto does not constitute a guarantee that the Sales Agent will be able to complete any sales of the Shares, nor shall this Agreement be construed to require the Sales Agent to purchase any Shares for its own account.
2.      Delivery. The Shares, up to the Maximum Amount, may be sold in a single transaction, multiple transactions, or otherwise as agreed to between the Selling Stockholder and the Sales Agent. The sales prices for the Shares will be determined by negotiations between the Sales Agent and potential buyers and then presented to the Selling Stockholder. The Selling Stockholder shall have sole discretion to accept or decline each offer by a potential buyer to acquire all or any portion of the Shares. The Selling Stockholder agrees to sell such Shares up to the Maximum Amount through the Sales Agent. As compensation for its services hereunder, the Sales Agent shall receive a commission of 5.0% of the gross price of the Shares sold. After deducting the above-referenced commissions, reimbursement of up to $30,000 of expenses of the Sales Agent and any further deduction for any transaction fees imposed by any governmental or self-regulatory organization in respect of such sales, the Sales Agent shall remit the net proceeds to the Selling Stockholder for such Shares (the “Net Proceeds”).
The Selling Stockholder or the Sales Agent may, upon notice to the other party hereto by telephone (confirmed promptly by e-mail), suspend the Sales Agent’s efforts hereunder with respect to any unsold Shares; provided, however, that such suspension or termination shall not affect or impair the parties’ respective obligations with respect to Shares sold hereunder prior to the giving of such notice.
Unless otherwise agreed, settlement for sales of Shares will occur on the second business day following the date on which such sales are made (each, a “Closing Date”). The amount of proceeds for such sales to be delivered to the Selling Stockholder against the receipt of the Shares sold shall be the Net Proceeds in respect of such sales. If the Selling Stockholder shall default on its obligation to deliver Shares on any Closing Date, the Selling Stockholder shall, in addition to the provisions of Section 3.5 below, (a) hold the Sales Agent harmless against any loss, claim or damage arising from or as a result of such default by the Selling Stockholder and (b) pay the Sales Agent any commission and expenses to which it would otherwise be entitled absent such default.

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3.      Representations, Warranties and Agreements of the Selling Stockholder. The Selling Stockholder represents and warrants and covenants to the Sales Agent that:
3.1    Due Execution and Delivery. The Selling Stockholder has full power and authority to enter into this Agreement and to carry out all the terms and provisions hereof to be carried out by it. All authorizations and consents necessary for the execution and delivery by the Selling Stockholder of this Agreement have been given. This Agreement constitutes a valid and binding agreement of the Selling Stockholder and is enforceable against the Selling Stockholder in accordance with the terms hereof, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws now or hereafter in effect relating to or affecting creditors’ rights generally or by general principles of equity relating to the availability of remedies.
3.2    Good Title. The Selling Stockholder has, and at the time of delivery hereunder, will have (a) good and marketable title to the Shares to be sold by such Selling Stockholder hereunder, free and clear of all encumbrances, and (b) full legal right and power, and all authorizations and approvals required by law, to sell, transfer and deliver the Shares to any potential buyer and to make the representations, warranties, covenants and agreements made by such Selling Stockholder herein.
3.3    Consents. No consent, approval, authorization or order of, or any filing or declaration with, any governmental body is required for the consummation by the Selling Stockholder of the transactions on its part contemplated herein.
3.4    Material Adverse Information. The sale of the Shares proposed to be sold by such Selling Stockholder is not prompted by the Selling Stockholder’s knowledge of any material non-public information concerning the Company or the Shares. The Company has not disclosed to the Selling Stockholder information that would constitute material non-public information.
3.5    Failure to Deliver Shares. In addition to any other rights available to the Sales Agent, if, with respect to each transaction effected pursuant to this Agreement, the Selling Stockholder fails to deliver the Shares to the Sales Agent by the Delivery Date (as defined below), and if after the Delivery Date the Sales Agent purchases (in an open market transaction or otherwise) shares of the Company’s common stock to deliver in satisfaction of any transaction effected pursuant to this Agreement, then the Selling Stockholder shall immediately pay in cash to the Sales Agent (in addition to any remedies available to or elected by the Sales Agent) the amount by which (a) the Sales Agent’s total purchase price (including brokerage commissions paid to a third party, if any) for the shares of the Company’s common stock so purchased exceeds (b) the total purchase price for the Shares sold by the Selling Stockholder in the transaction for which the Selling Stockholder failed to make timely delivery (which amount shall be paid as liquidated damages and not as a penalty). “Delivery Date” shall mean no later than 12:30 p.m., New York time, on the second trading day after Shares have been sold in a transaction pursuant to this Agreement.
3.6    Affiliate. The Selling Stockholder is not an “affiliate” of the Company as such term is defined in paragraph (a)(1) of Rule 144 (“Rule 144”) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and has not been an affiliate during the preceding three months.

3.7    Holding Period. At least one year (as determined by reference to paragraph (d) of Rule 144) has elapsed since the Selling Stockholder is deemed to have acquired the Shares from the Company and the Shares are fully paid for and nonassessable.
3.8    No Transfer Taxes or Other Fees. There are no transfer taxes or other similar fees or charges under Federal law or the laws of any state, or any political subdivision thereof, required to be paid in connection with the execution and delivery of this Agreement or the sale of the Shares by the Selling Stockholder.
3.9      No Stabilization or Manipulation. The Selling Stockholder has not taken and will not take, directly or indirectly, any action which is designed to or which has constituted or which might reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.
3.10    Experience. The Selling Stockholder, together with its advisors, is knowledgeable and experienced in making, and is qualified to make, decisions with respect to investments in, or sales of, securities, such as the decision involved in the transaction contemplated by this Agreement. The Selling Stockholder has had an opportunity to discuss this Agreement with its advisors and with its advisors has considered the merits and risks related to the transaction contemplated by this Agreement. The Selling Stockholder is an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act.
3.11    Lock-up. During the period beginning on the date hereof and ending on the date 90 days after each Closing Date (the “Lock-up Period”), without the prior written consent of the Sales Agent, the Selling Stockholder will not, (i) directly or indirectly, sell, offer or contract to sell or otherwise dispose of or transfer any of the Shares not sold pursuant to this Agreement, (ii) enter into any swap or other agreement that transfers, in whole or in part, directly or indirectly, the economic consequences of ownership of the Shares whether any such swap or transaction is to be settled by delivery of shares of the Company’s common stock or other securities, in cash or otherwise, or (iii) request the Company to file a prospectus supplement or any other filing with the Commission with respect to any shares of common stock, $0.0001 par value per share, of the Company currently held by the Selling Stockholder.
4.      Indemnification. (a) The Selling Stockholder agrees to indemnify and hold harmless the Sales Agent, the directors, officers, employees and agents of the Sales Agent and each person, if any, who controls the Sales Agent within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from and against any and all losses, claims, liabilities, expenses and damages (including, but not limited to, any and all investigative, legal and other expenses reasonably incurred in connection with, and any and all amounts paid in settlement of, any action, suit or proceeding between any of the indemnified parties, on the one hand, and any indemnifying parties, on the other hand, or between any indemnified party and any third party, or otherwise, or any claim asserted), as and when incurred, to which the Sales Agent, or any such person, becomes subject under the Securities Act, the Exchange Act or other Federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, liabilities, expenses or damages arise out of or are based on (i) breach of any representation, warranty, covenant or agreement made by the Selling Stockholder herein, or (ii) the engagement of the Sales Agent pursuant to, and the performance by the Sales Agent of the services contemplated by, this Agreement; provided that this indemnity agreement shall not apply (x) to the extent that such loss, claim, liability, expense or damage is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the bad faith, willful misconduct or gross negligence of the Sales Agent or (y) to any matter for which the Sales Agent agrees to indemnify the Selling Stockholder under Section 4(c) of this Agreement. This indemnification shall be in addition to any liability that the Selling Stockholder may otherwise have.

(b)    If the Sales Agent proposes to assert the right to be indemnified under this Section 4, the Sales Agent will, promptly after receipt of notice of commencement of any action against such Sales Agent in respect of which a claim is to be made against the Selling Stockholder under this Section 4, notify the Selling Stockholder of the commencement of such action, enclosing a copy of all papers served, but the omission so to notify the Selling Stockholder will not relieve the Selling Stockholder from (i) any liability that it might have to any indemnified party otherwise than under this Section 4 and (ii) any liability that it may have to any indemnified party under the foregoing provision of this Section 4 unless, and only to the extent that, such omission materially prejudices the Selling Stockholder. If any such action is brought against any indemnified party and it notifies the Selling Stockholder of its commencement, the Selling Stockholder will be entitled to participate in and, to the extent that it elects, by delivering written notice to the indemnified party promptly after receiving notice of the commencement of the action from the indemnified party, to assume the defense of the action, with counsel satisfactory to the indemnified party, and after notice from the Selling Stockholder to the indemnified party of its election to assume the defense, the Selling Stockholder will not be liable to the indemnified party for any legal or other expenses except as provided below and except for the reasonable costs of investigation subsequently incurred by the indemnified party at the request of the Selling Stockholder in connection with the defense. The indemnified party will have the right to employ its own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such indemnified party unless (1) the employment of counsel by the indemnified party has been authorized in writing by the Selling Stockholder, (2) the indemnified party has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the Selling Stockholder, (3) a conflict or potential conflict exists (based on advice of counsel to the indemnified party) between the indemnified party and the Selling Stockholder (in which case the Selling Stockholder will not have the right to direct the defense of such action on behalf of the indemnified party) or (4) the Selling Stockholder has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the Selling Stockholder. It is understood that the Selling Stockholder shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time for all such indemnified party or parties. All such fees, disbursements and other charges will be reimbursed by the indemnifying party promptly as they are incurred. The Selling Stockholder will not be liable for any settlement of any action or claim effected without its written consent (which consent will not be unreasonably withheld).
 (c)    In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in the foregoing paragraphs of this Section 4 is applicable in accordance with its terms but for any reason is held to be unavailable from the indemnifying party, the indemnifying party will contribute to the total losses, claims, liabilities, expenses and damages (including any investigative, legal and other expenses reasonably incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted) to which the indemnifying party and the indemnified party may be subject in such proportion as shall be appropriate to reflect the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other. The relative benefits received by the Selling Stockholder on the one hand and the Sales Agent on the other hand shall be deemed to be the same proportion as the total net proceeds from the sale of Shares (before deducting expenses) received by the Selling Stockholder bear to the total compensation (before deducting expenses) received by the Sales Agent from the sale of Shares on behalf of the Selling Stockholder. If, but only if, the allocation provided by the foregoing sentence is not permitted by applicable law, the allocation of contribution shall be made in such proportion as is appropriate to reflect not only the relative benefits referred to in the foregoing sentence but also the relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other hand, as well as any other relevant equitable considerations. The Selling Stockholder and the Sales Agent agree that it would not be just and equitable if contributions pursuant to this Section 4(c) were to be determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the loss, claim, liability, expense or damage or action in respect thereof, referred to above in this Section 4(c) shall be deemed to include, for the purpose of this Section 4(c), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the foregoing provisions of this Section 4(c), the Sales Agent shall not be required to contribute any amount in excess of the commissions received by it under the Agreement, and no person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 4(c), any person who controls a party to this Agreement within the meaning of the Securities Act and any officers, directors, employees or agents of the Sales Agent, will have the same rights to contribution as that party. Any party entitled to contribution, promptly after receipt of notice of commencement of any action against such party in respect of which a claim for contribution may be made under this Section 4(c), will notify any such party or parties from whom contribution may be sought, but the omission so to notify will not relieve that party or parties from whom contribution may be sought from any other obligation it or they may have under this Section 4(c). Except for a settlement entered into pursuant to the last sentence of Section 4(b) hereof, no party will be liable for contribution with respect to any action or claim settled without its written consent (which consent will not be unreasonably withheld).
5.      Termination. This agreement shall expire on June 30, 2019 unless extended by mutual written consent of both parties.
6.      Conditions Precedent to Sale. Each sale of Shares pursuant to this Agreement shall be subject to: (a) the Selling Stockholder having furnished to the Sales Agent such appropriate further information, certificates and documents as the Sales Agent may reasonably request; and (b) receipt by the Sales Agent of a legal opinion of Hogan Lovells LLP (US), counsel for the Selling Stockholder, in form and substance reasonably satisfactory to Sales Agent.

7.      Independent Parties. The Selling Stockholder acknowledges and agrees that: (i) the sale of the Shares pursuant to this Agreement, including the determination of the transaction price and any related discounts and commissions, is an arm’s-length commercial transaction between the Selling Stockholder, on the one hand, and the Sales Agent, on the other hand, and the Selling Stockholder is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement; (ii) in connection with the transaction contemplated hereby and the process leading to such transaction the Sales Agent has been acting solely as a principal and is not the financial advisor, agent or fiduciary of the Selling Stockholder; (iii) the Sales Agent has not assumed and will not assume an advisory, agency or fiduciary responsibility in favor of the Selling Stockholder with respect to any of the transactions contemplated hereby or the process leading thereto and the Sales Agent has no obligation to the Selling Stockholder with respect to the transactions contemplated hereby except the obligations expressly set forth in this Agreement; (iv) the Sales Agent and its affiliates may be engaged in a broad range of transactions and relationships, including transactions in the Company’s common stock or transactions involving the Company, that involve interests that differ from those of the Selling Stockholder and that the Sales Agent has no obligation to disclose information relating to, or arising out of, such transactions or relationships by virtue of any advisory, agency or fiduciary relationship; and (v) the Sales Agent has not provided any legal, accounting, regulatory or tax advice with respect to the transactions contemplated hereby and the Selling Stockholder has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.
8.      Expenses. The Selling Stockholder agrees to pay or reimburse if paid by the Sales Agent: (i) all costs and expenses of the Selling Stockholder incident to the sale of the Shares and the performance of the obligations of the Selling Stockholder under this Agreement and (ii) all reasonable out-of-pocket costs and expenses incident to the sale of the Shares and the performance of the obligations of the Sales Agent under this Agreement (including, without limitation, the fees and expenses of the Sales Agent’s outside attorneys); provided that, except as otherwise agreed upon in writing by the Selling Stockholder, all of such expenses shall not exceed $30,000.
9.      Notices. Notice given pursuant to any of the provisions of this Agreement shall be in writing and, unless otherwise specified, shall be mailed or delivered (a) if to the Selling Stockholder, at PO Box 398103, Cambridge, MA 02139, eric@roserivertech.com, with a copy to Bruce Gilchrist and Stacey McEvoy, Hogan Lovells US LLP, 555 Thirteenth Street, NW, Washington, DC 20004, bruce.gilchrist@hoganlovells.com and stacey.mcevoy@hoganlovells.com, or (b) if to the Sales Agent, at the office of Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, Florida 33716, Attention: General Counsel, with a copy to Ivan K. Blumenthal, Esq., Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C., 666 Third Avenue, New York, NY 10017, ikblumenthal@mintz.com. Any such notice shall be effective only upon receipt. Any notice under this Section 9 may be made by facsimile or telephone, but if so made shall be subsequently confirmed in writing.
10.        Survival. The respective representations, warranties, agreements, covenants, indemnities and other statements of the Selling Stockholder set forth in this Agreement or made by or on its behalf pursuant to this Agreement shall remain in full force and effect, regardless of (i) any investigation made by or on behalf of the Selling Stockholder, any of its officers or directors, the Sales Agent or any controlling person referred to in Section 4 hereof and (ii) delivery of and payment for the Shares. The respective agreements, covenants, indemnities and other statements set forth in the last paragraph of Section 2, Section 3.5, Section 4, Section 8, Section 10, Section 12 and Section 13 hereof shall remain in full force and effect, regardless of any termination or cancellation of this Agreement.
11.    Successors. This Agreement shall inure to the benefit of and shall be binding upon the Sales Agent, the Selling Stockholder and their respective successors, heirs, personal representatives and legal representatives, and nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provisions herein contained, this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of such persons and for the benefit of no other person except that the indemnification contained in Section 4 of this Agreement shall also be for the benefit of the directors, officers, employees and agents of the Sales Agent and any person or persons who control the Sales Agent within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act.
12.    Applicable Law. The validity and interpretations of this Agreement, and the terms and conditions set forth herein, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any provisions relating to conflicts of laws.

13.    Consent to Jurisdiction. The Selling Stockholder irrevocably consents to the jurisdiction of the courts of the State of New York and of any federal court located in such State in connection with any action or proceeding arising out of, or relating to, this Agreement, any document or instrument delivered pursuant to, in connection with, or simultaneously with this Agreement, or a breach of this Agreement or any such document or instrument. In any such action or proceeding, the Selling Stockholder waives personal service of any summons, complaint, or other process and agrees that service thereof may be made in accordance with Section 9.
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14.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
15.    Entire Agreement. This Agreement constitutes the entire understanding between the parties hereto as to the matters covered hereby and supersedes all prior understandings, written or oral, relating to such subject matter.
Each party hereby indicates its agreement to the foregoing by executing this Agreement in the space provided below.
Very truly yours, SELLING STOCKHOLDER The Biotest Divestiture Trust By: /s/ Eric Rosenbach Name: Eric Rosenbach Title: Trustee

Confirmed as of the date first
above mentioned:
RAYMOND JAMES & ASSOCIATES, INC.
By: /s/ Stuart Barich Name: Stuart Barich Title: Managing Director

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